Exhibit 16.1

KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105

August 3, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Metagenomi Technologies, LLC., (the “Company”) as of and for the year ended December 31, 2020. Since the date of our appointment, we never issued an audit report on the Company’s consolidated financial statements. On April 28, 2022, we were dismissed.

We have read the statements made by the Company under the heading “Changes in independent registered public accounting firm” included in its Form S-1 dated August 3, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the third paragraph relating that the Audit Committee of the board of directors dismissed us, or any of the Company’s statements in the seventh and eight paragraphs relating to the engagement of PricewaterhouseCoopers LLP and any consultation with them during the Company’s most recent two fiscal years and subsequent interim period.

Very truly yours,

/s/ KPMG LLP